                                   EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
          DIVIDENDS FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                             (DOLLARS IN THOUSANDS)


                                                                  2004               2003
                                                                --------           --------
                                                                        (Unaudited)
Earnings:
Net Income                                                      $129,204           $119,301
  Add:
    Provision for income taxes                                    60,688             57,504
    Fixed charges                                                246,513            235,760
  Less:
    Capitalized interest                                          12,712             13,100
                                                                --------           --------
  Earnings as adjusted (A)                                      $423,693           $399,465
                                                                ========           ========

Preferred dividend requirements                                      964           $  1,021
Ratio of income before provision for income taxes to
  net income                                                         147%               148%
                                                                --------           --------
  Preferred dividend factor on pretax basis                        1,417              1,511
Fixed Charges:
  Interest expense                                               233,801            219,110
  Capitalized interest                                            12,712             13,100
  Interest factor of rents                                            --              3,550
                                                                --------           --------
  Fixed charges as adjusted (B)                                  246,513            235,760
                                                                --------           --------

Fixed charges and preferred stock dividends (C)                 $247,930           $237,271
                                                                ========           ========

Ratio of earnings to fixed charges
    (A) divided by (B)                                             1.72x              1.69x
                                                                ========           ========

Ratio of earnings to fixed charges and preferred stock
dividends
    (A) divided by (C)                                             1.71x              1.68x
                                                                ========           ========



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